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SGX Pharmaceuticals, Inc.

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Eli Lilly and Company

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Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: August 4, 2008

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor
Lilly Reaffirms Purchase Offer for SGX Pharmaceuticals
Company Reiterates $3.00 per Share Proposal is Best and Final Offer
Indianapolis, IN —Eli Lilly and Company (NYSE: LLY) today reaffirmed that its $3.00 per share purchase offer for SGX Pharmaceutical, Inc. (NASDAQ: SGXP) represents its best and final offer for the San Diego-based biotechnology company. On July 8, 2008, the two companies announced the signing of a definitive merger agreement, whereby Lilly will acquire all of the outstanding shares of SGX common stock at a price of $3.00 per share, for a total purchase price of approximately $64.0 million.
In support of the transaction, Lilly refers SGX stockholders to the definitive proxy statement that SGX filed on July 21, 2008. That definitive proxy statement includes the reasons why the board of directors of SGX voted unanimously to approve the merger agreement and to recommend that its stockholders approve the transaction. The background to the merger section of the definitive proxy statement describes the process SGX undertook to explore strategic alternatives and solicit indications of interest. As a result of these reasons, certain SGX stockholders (including certain executive officers, directors and a significant outside shareholder) who beneficially own in the aggregate, approximately 26 percent of the outstanding shares of SGX common stock, entered into a voting agreement with Lilly to vote in favor of the merger.
“We believe that the $3.00 per share purchase price represents full and fair value, and provides a very attractive premium for SGX stockholders,” commented Gino Santini, Lilly senior vice president of corporate strategy and business development. “Lilly will not increase its offer price, and we are confirming that the $3.00 per share price for SGX is our best and final offer.” Santini noted that the $3.00 per share price represents a sizable premium versus SGX’s recent stock price performance, including a 119 percent premium to the stock’s closing price immediately prior to the announcement on July 8, 2008, and a 108 percent premium over the SGX average closing price for the one month prior to the announcement. “Lilly and SGX fully intend to take this proposal to a stockholder vote at the $3.00 per share offer price,” Santini concluded.
About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY
This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. There can be no guarantee that the proposed merger transaction will be approved by SGX’s shareholders, that it will receive Hart-Scott-Rodino approval, that the other conditions to closing will be met or that any of the potential benefits of the merger will be realized. Other factors that might cause such a difference include, among others, the initiation and completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, Lilly’s and SGX’s abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other risks and uncertainties described in Lilly’s and SGX’s filings with the Securities and Exchange Commission. Lilly and SGX undertake no duty to update forward looking statements. SGX and Lilly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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